Exhibit 99.1

For Immediate Release Contact: Thomas F. Hoffman 412-831-4060

CONSOL Energy Elects Mills to Board

PITTSBURGH (March 13, 2006) – CONSOL Energy Inc. (NYSE:CNX) announces the election of John T. Mills, 58, to serve on the company’s board of directors. Mills has served as chairman of the board of directors of Horizon Offshore, Inc., since 2004, after a long and distinguished career with Marathon Oil Corporation.

“We are very pleased that John Mills has agreed to join our board,” said J. Brett Harvey, president and chief executive officer. “His tax and legal expertise, along with his knowledge and experience in coal mining, coalbed methane gas and other energy issues, should allow him to make an immediate impact.”

Mr. Mills began his professional career at Coopers & Lybrand (now PricewaterhouseCoopers, LLP) in 1973, and in 1976 he joined Marathon Oil Company in Findlay, Ohio as a tax specialist. He subsequently held a number of management positions within the tax organization at Marathon, becoming chief tax counsel in 1984.

In 1986, he became director of taxes and energy for USX Corporation and relocated to Pittsburgh, Pa. He was appointed vice president – taxes for USX in 1987. In September 1998, Mr. Mills was appointed senior vice president of finance and administration at Marathon Oil Company. He was appointed chief financial officer of Marathon Oil Corporation in January 2002, upon the separation of United States Steel from USX and the renaming of USX to Marathon Oil Corporation. Mr. Mills remained in that position until his retirement in December 2003.

Mr. Mills was born in Canton, Ohio in 1947. He earned a bachelor’s degree in economics from Ohio University in 1969, and a law degree from the Ohio State University in 1973. He is a member of the Financial Executives Institute, the National Council of the Ohio State University College of Law Alumni Association and the Ohio Bar Association. Mr. Mills and his wife, Dorothy, reside in Houston, Texas.

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CONSOL Energy Inc., through its subsidiaries, is the largest producer of high-Btu bituminous coal in the United States. CONSOL Energy has 17 bituminous coal mining complexes in six states. In addition, the company is a majority shareholder in one of the largest U.S. producers of coalbed methane, CNX Gas Corporation.

CONSOL Energy Inc. has annual revenues of $2.8 billion. The company was named one of America’s most admired companies in 2005 by Fortune magazine. CONSOL Energy companies have received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for innovative reclamation practices in 2004, as well as 2002 and 2003. In 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.

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